Exhibit 99.1

ICF International Reports

Record Fourth Quarter and Full Year 2011 Results

Fourth Quarter Highlights

•	Revenue Increased 11 Percent

•	Operating Income up 19 Percent, Inclusive of Acquisition-Related Expenses

•	Net Income Increased 24 Percent

•	Completed Acquisition of Ironworks Consulting, L.L.C., Effective December 31, 2011

Full Year 2011 Highlights

•	Revenue Increased 10 Percent

•	Operating Income up 26 Percent

•	Net Income Increased 28 Percent

•	Backlog was $1.7 Billion at Year-End, up 22 Percent

— Completed Acquisition of GHK Holdings, Effective February 29, 2012 —

FAIRFAX, Va. (February 29, 2012)—ICF International, Inc., (NASDAQ:ICFI), a leading provider of professional services and technology solutions to government and commercial clients, reported results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Results and Highlights

Total revenue for the fourth quarter was $213.9 million, an increase of 10.9 percent over total revenue of $192.9 million reported in the 2010 fourth quarter. Organic revenue1 growth was 10.4 percent.

Operating income was $13.9 million, up 19 percent from the $11.6 million of last year’s fourth quarter. This year’s fourth quarter operating income included acquisition-related expenses of $1.3 million. Net income was $8.8 million, a 23.5 percent increase over the $7.2 million reported for last year’s fourth quarter. Earnings per diluted share were $0.44 compared to $0.36 in the fourth quarter of 2010. In this year’s fourth quarter the Company’s effective tax rate was 34.0 percent, slightly below the 34.2 percent rate effective for the comparable period last year. For the 2011 fourth quarter, the fully diluted weighted average number of shares outstanding was 20.0 million compared to 19.8 million in the 2010 fourth quarter.

Commenting on the results, ICF International Chairman and Chief Executive Officer Sudhakar Kesavan said, “Our fourth quarter performance demonstrated the significant operating leverage that we have been able to achieve through combining a favorable business mix with efficient execution. Revenue growth was again led by our U.S. commercial business, which increased 59 percent year-on-year to account for 22 percent of total fourth quarter revenues. In our public sector, state and local revenues increased 7.2 percent, driven by growth in infrastructure management work, and our federal business increased 2.1 percent, reflecting greater demand for our health-related IT services.”

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters

Recent Corporate Developments

•

Today ICF completed the acquisition of GHK Holdings Limited (GHK), a London-headquartered multi-disciplinary consultancy serving government and commercial clients. GHK had revenues of approximately $30 million for full year 2011.

•

Effective December 31, 2011, ICF completed the acquisition of Ironworks, a leading interactive web development firm serving commercial and government clients. For full- year 2011, Ironworks had revenues of approximately $58 million.

“These acquisitions represent complementary elements of our strategic growth plan,” Mr. Kesavan said.

“Ironworks increases the depth and breadth of ICF’s implementation services in our key markets, builds our capabilities in the fast-growing interactive digital services arena, and brings an attractive balance of commercial and government clients.”

“GHK adds significant scale to our international business, particularly in the high-growth Asian markets; a professional staff with deep domain expertise knowledge in our key markets; and a platform through which to replicate ICF’s U.S. track record in Europe and Asia.”

Backlog and New Business Awards

Backlog was $1.7 billion at the end of the fourth quarter. Funded backlog was $730 million or 44 percent of the total.

The total value of contracts awarded in the 2011 fourth quarter was $163 million.

Key contracts won in the fourth quarter included:

•

Education: A new contract valued at $32.8 million with the U.S. Department of Education, Institute of Education Services. Under this contract, ICF will operate the Regional Education Library (REL) Mid-Atlantic. In addition, ICF was named to provide coordination support for all 10 REL laboratories throughout the United States.

•

Energy Efficiency: A new contract valued at $12 million with PEPCO Holdings. Under this contract, ICF will promote increased energy efficiency in the residential consumer market and will deliver programs to educate homeowners and home service providers about the benefits of achieving higher levels of energy efficiency.

•

Commercial Sector: In addition to the energy efficiency win already noted, ICF was awarded nearly 200 additional domestic and international commercial projects in the areas of energy efficiency, infrastructure environmental management, regulatory assessment for utilities, fuels and power markets assessment, and airline and airport planning.

Summary and Outlook

“This was another year of strong performance for ICF International. We achieved year-over-year growth in operating income and earnings per diluted share of 26 percent and 27 percent, respectively, on a revenue increase of 10 percent. We had record sales of $1.2 billion, up 43 percent over 2010 levels, and our strong financial position provided the resources for us to continue to invest in organic growth and in strategic acquisitions.”

“We expect this positive momentum to continue in 2012. Funded backlog levels at 2011 year-end and the addition of Ironworks and GHK provide good visibility, enabling us to reaffirm our full-year 2012 guidance of revenues in the range of $1.0 billion to $1.04 billion, up over 21 percent at the midpoint compared to 2011 levels. EBITDA margin is expected to range from 9.5 percent to 10.5 percent, which in U.S. dollars amounts to $102 million at the midpoint, or year-on-year growth of 29 percent. We are guiding to a range of earnings per diluted share of $2.05 to $2.15 for the year, up 19.7 percent at the midpoint, based on approximately 20.2 million weighted average number of shares outstanding and an effective tax rate of 40 percent,” Mr. Kesavan noted.

“For the 2012 first quarter, we expect revenues to range from $227 million to $233 million, and earnings per diluted share to be in the range of $0.43 to $0.47.”

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,000 employees serve these clients worldwide. ICF’s website is www.icfi.com.

Caution Concerning Forward-Looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. Other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. Although ICF’s expectations are based on what management believes to be reasonable assumptions, it cannot assure the expectations reflected herein will be achieved as they are subject to risks and uncertainties that are difficult to predict and may be outside of ICF’s control. Such risks and uncertainties include the possibility that the benefits anticipated from the GHK and Ironworks transactions will not be fully realized. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010

Current Assets:
Cash	$4,097	$3,301
Contract receivables, net	209,426	176,963
Prepaid expenses and other	7,948	6,995
Income tax receivable	1,155	1,628
Deferred income taxes	7,963	4,973

Total current assets	230,589	193,860

Total property and equipment, net	21,067	18,887
Other assets:
Goodwill	401,134	323,467
Other intangible assets, net	33,740	26,148
Restricted cash	1,208	3,179
Other assets	6,877	7,278

Total Assets	$694,615	$572,819

Current Liabilities:
Accounts payable	$38,685	$29,866
Accrued salaries and benefits	46,215	40,750
Accrued expenses	29,252	25,522
Deferred revenue	20,180	20,034

Total current liabilities	134,332	116,172

Long-term liabilities:
Long-term debt	145,000	85,000
Deferred rent	7,223	5,142
Deferred income taxes	9,247	10,068
Other	5,785	3,704

Total Liabilities	301,587	220,086
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 19,887,459 and 19,618,659 shares issued; and 19,792,499 and 19,567,571 shares outstanding as of December 31, 2011, and December 31, 2010, respectively	20	20
Additional paid-in capital	227,577	220,891
Retained earnings	168,502	133,637
Treasury stock	(2,266)	(1,291)
Accumulated other comprehensive loss	(805)	(524)

Total Stockholders’ Equity	393,028	352,733

Total Liabilities and Stockholders’ Equity	$694,615	$572,819

ICF International, Inc. and Subsidiaries

Consolidated Statements of Earnings

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Gross Revenue	$213,947	$192,938	$840,775	$764,734
Direct Costs	131,436	119,437	520,522	476,187
Operating costs and expenses:
Indirect and selling expenses	63,525	56,025	241,062	218,533
Depreciation and amortization	2,674	2,747	10,757	10,775
Amortization of intangible assets	2,445	3,082	9,550	12,326

Total operating costs and expenses	68,644	61,854	261,369	241,634

Operating Income	13,867	11,647	58,884	46,913
Interest expense	(516)	(747)	(2,248)	(3,403)
Other income (expense)	35	(25)	124	172

Income before income taxes	13,386	10,875	56,760	43,682
Provision for income taxes	4,544	3,718	21,895	16,511

Net income	$8,842	$7,157	$34,865	$27,171

Earnings per Share:
Basic	$0.45	$0.37	$1.77	$1.40

Diluted	$0.44	$0.36	$1.75	$1.38

Weighted-average Shares:
Basic	19,738	19,489	19,684	19,375

Diluted	19,956	19,751	19,928	19,626

Reconciliation of EBITDA
Operating Income	$13,867	$11,647	$58,884	$46,913
Depreciation and amortization	5,119	5,829	20,307	23,101

EBITDA	18,986	17,476	79,191	70,014
Acquisition-related expenses*	1,272	—	1,682	—

Adjusted EBITDA	$20,258	$17,476	$80,873	$70,014

*	Acquisition-related expenses include expenses related to closed and anticipated to close acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended December 31,
	2011	2010

Cash flows from operating activities
Net income	$34,865	$27,171
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	(64)	543
Deferred income taxes	(4,623)	(5,224)
(Gain) loss on disposal of fixed assets	(13)	110
Non-cash equity compensation	6,658	7,533
Depreciation and amortization	20,307	23,101
Deferred rent	2,235	1,153
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(18,147)	(3,386)
Prepaid expenses and other assets	(1,043)	(778)
Accounts payable	7,996	2,396
Accrued salaries and benefits	4,703	8,677
Accrued expenses	2,822	5,832
Deferred revenue	(692)	664
Income tax payable	466	2,547
Restricted cash	1,971	(1,056)
Other liabilities	2,080	(1,105)

Net cash provided by operating activities	59,521	68,178

Cash flows from investing activities
Capital expenditures	(10,206)	(7,283)
Capitalized software development costs	(28)	(394)
Payments for business acquisitions, net of cash received	(108,009)	—

Net cash used in investing activities	(118,243)	(7,677)

Cash flows from financing activities
Advances from working capital facilities	213,138	43,317
Payments on working capital facilities	(153,138)	(103,317)
Debt issue costs	(8)	(21)
Proceeds from exercise of options	478	966
Tax benefits of stock option exercises and award vesting	227	914
Issuances of stock	77	66
Shares reacquired in net share issuance	(975)	(1,291)

Net cash provided by (used in) financing activities	59,799	(59,366)
Effect of exchange rate on cash	(281)	(187)

Increase in cash	796	948
Cash, beginning of period	3,301	2,353

Cash, end of period	$4,097	$3,301

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,334	$3,873

Income taxes	$26,411	$18,977

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Energy, environment, and transportation	46%	41%	43%	40%
Health, education and social programs	41%	44%	43%	45%
Homeland security and defense	13%	15%	14%	15%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

U.S. federal government	63%	69%	66%	71%
U.S. state and local government	10%	11%	10%	10%
Domestic commercial	22%	15%	20%	14%
International	5%	5%	4%	5%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Time-and-materials	47%	49%	49%	49%
Fixed-price	30%	28%	28%	28%
Cost-based	23%	23%	23%	23%

Total	100%	100%	100%	100%